Exhibit 10.1

May 15, 2013

Mr. Parviz Ghaffaripour

14435 Big Basin Way #408

Saratoga, CA 95070

Dear Parviz,

We are pleased to offer you a position with Exar Corporation as Senior Vice President, Power Management and Connectivity Products, reporting to Louis DiNardo, President and CEO. Your starting annual salary will be $280,000 paid bi-weekly in accordance with Exar’s standard payroll practices. You will also be included in the FY2014 Management Incentive Program at a target bonus of 40% of your base salary, prorated for your length of service for the fiscal year.

You will be granted 200,000 stock options on the first trade date of the month following your hire date. Stock options vest over a four year period with 25% vesting one year from the date of the grant and the remaining 75% in equal monthly installments thereafter. The option price is established as the closing value of the stock on the date of the grant. You will also be granted 25,000 restricted stock units (RSU’s) which vest 33 1/3% per year over a three year period, and an additional 25,000 performance restricted stock units (PRSUs), subject to the achievement of performance criteria and per a vesting schedule to be approved by the Compensation Committee. All equity awards are subject to the terms and conditions set forth in the applicable award agreements.

In the event there is a Change of Control and your employment is terminated within the first twenty four (24) months from your hire date due to said Change of Control either by Exar without Cause or by you for Good Reason, fifty percent (50%) of the options and restricted stock unit awards granted to you by Exar and within the context of this offer letter, to the extent then outstanding and otherwise unvested, will immediately vest; provided, however, that Exar’s obligation to provide such accelerated vesting shall be contingent upon your providing to Exar, upon or promptly following your last day of employment with Exar, a valid, executed general release agreement in a form acceptable to Exar, and such release agreement not having been revoked by you pursuant to any revocation rights afforded by applicable law.

In addition, in the event the Company initiates a termination of your position without Cause, you will receive a severance payment equal to six months base salary as well as six months of company paid COBRA, should you timely elect your option to continue coverage.

As used herein, the term “Cause” means (i) your conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Exar; (iii) conduct by you which, based upon a good faith and reasonable factual investigation and determination by Exar, demonstrates gross incompetence; or (iv) intentional, material violation by you of any contract between you and Exar or any statutory duty of you to Exar that is not corrected within thirty (30) days after written notice to you thereof. Physical or mental disability shall not constitute “Cause.”

As used herein, the term “Good Reason” means, without your express written consent, (i) a material diminution in your authority, duties or responsibilities or (ii) a material diminution in your base compensation, provided that any such diminution shall not constitute “Good Reason” unless both (x) you provide written notice to Exar of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) Exar fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of your employment with Exar shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the condition claimed to constitute “Good Reason.”

Exar Corporation has a very competitive fringe benefit package that includes a 401(k) Plan with Company match and an Employee Stock Purchase Plan. We are excited to have you join our team and believe that your association with us will be mutually beneficial.

If our offer is acceptable, please sign and date in the space provided below and return one copy to me via email to diane.hill@exar.com, by 5pm on Wednesday, May 15th, 2013. This offer is contingent upon timely receipt of documentation that satisfies the requirements of the Immigration Reform and Control Act of 1986.

Sincerely,	Agreed and Accepted:

Parviz Ghaffaripour Date
Louis DiNardo
President & CEO

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